Exhibit 99

FOR IMMEDIATE RELEASE:
Contact:
David P. Boyle
Executive Vice President & CFO
Phone 717.530.2294
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces Fourth Quarter Earnings of $1.9 Million
And Quarterly Cash Dividend of $0.10 Per Share

•
Net income for the three months ended December 31, 2016 totaled $1.9 million, or $0.24 per diluted share, compared to $1.4 million, or $0.18 per diluted share, for the same period in 2015. Net income for the year ended December 31, 2016 totaled $6.6 million, or $0.81 per diluted share, compared to $7.9 million, or $0.97 per diluted share, for the same period in 2015.

•
Gross loans outstanding at December 31, 2016, excluding loans held for sale, totaled $883.4 million, an increase of $101.7 million, or 13.0%, as compared to the balance at December 31, 2015 of $781.7 million.

•	Total deposits were $1.2 billion at December 31, 2016, an 11.7% increase from December 31, 2015, with growth experienced in both noninterest and interest-bearing deposits.

•
Net interest income for the three months ended December 31, 2016 totaled $9.7 million, an increase of 11.5% over the same period in the prior year, and resulted in an increase in net interest margin, on a taxable equivalent basis, from 3.08% to 3.20%.

•
The Board of Directors declared a cash dividend of $0.10 per common share, payable February 17, 2017 to shareholders of record as of February 10, 2017, an increase of 25.0% over the dividend declared in the first quarter of 2016.

SHIPPENSBURG, PA (January 26, 2017) -- Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”) and Wheatland Advisors, Inc. ("Wheatland"), announced earnings for the three and twelve months ended December 31, 2016. Net income was $1.9 million for the three months ended December 31, 2016, compared to $1.4 million for the same period in 2015. For the year ended December 31, 2016, net income was $6.6 million, compared to $7.9 million in 2015. Diluted earnings per share amounted to $0.24 and $0.81 for the three months and year ended December 31, 2016, compared to $0.18 and $0.97 for the three months and year ended December 31, 2015.
Thomas R. Quinn, Jr., President and Chief Executive Officer, commented, “Our momentum in the fourth quarter continued the trend of double digit loan and deposit growth we saw throughout the year. We are encouraged by the expansion of revenue and assets as the investments we made in new people, markets, and products has begun to positively impact both our margin businesses and fee income sources.”

OPERATING RESULTS

Net Interest Income

Net interest income totaled $9.7 million for the three months ended December 31, 2016, an 11.5% increase compared to $8.7 million for the same period in 2015. For the year ended December 31, 2016, net interest income was $36.5 million, a 6.4% increase compared to $34.3 million for the year ended December 31, 2015. Net interest margin on a fully tax-equivalent basis was 3.20% and 3.14% for the three and twelve months ended December 31, 2016, compared to 3.08% and 3.14% for the same periods in 2015. During the twelve month period ended December 31, 2016, interest rate volatility has been significant. Despite this, the Company has been able to maintain an overall net interest margin of 3.14% for both 2016 and 2015. For the three months ended December 31, 2016, the net interest margin of 3.20% expanded 12 basis points over the same period in 2015, and was 6 basis points higher than the net interest margin for the three months ended September 30, 2016.

During the fourth quarter, yields on new loan originations were slightly higher than the portfolio average. Additionally, early in the fourth quarter, the Company purchased additional tax-exempt securities with yields higher than the portfolio average. The cost of interest-bearing liabilities has remained relatively constant for 2015 and 2016.

Provision for Loan Losses

The Company recorded no provision for loan losses during the three months ended December 31, 2016 or December 31, 2015. The Company recorded a $250 thousand provision for the year ended December 31, 2016 and $603 thousand negative provision, or reversal of amounts previously provided, for the year ended December 31, 2015. In calculating the required provision for loan losses, both quantitative and qualitative factors are considered in the determination of the adequacy of the allowance for loan losses. The negative provision for the twelve months ended December 31, 2015 was the result of a recovery on a loan with prior charge-offs totaling $603 thousand.

As a result of net charge-offs of $1 million, offset by the $250 thousand provision for loan losses, during the year ended December 31, 2016, the allowance for loan losses decreased from $13.6 million at December 31, 2015 to $12.8 million at December 31, 2016. During the fourth quarter, the most significant impact was an $846 thousand charge-off recorded as the Company resolved a $6 million nonaccrual loan.  A specific reserve of $650 thousand had been previously identified and established on this loan in the third quarter of 2016.  The allowance for loan losses represents 1.45% of total loans at December 31, 2016 compared to 1.74% at December 31, 2015. Despite the decrease in the allowance for loan losses to total loans ratio, coverage on nonperforming loans increased from 82.0% at December 31, 2015 to 181.4% at December 31, 2016 as nonaccrual loans decreased significantly. Classified loans, defined as loans rated substandard, doubtful or loss, totaled $17.8 million at December 31, 2016, or approximately 2.0% of total loans outstanding, and decreased from $25.3 million, or 3.2% of loans outstanding, at December 31, 2015.

Despite improvement in many of the asset quality metrics during 2016, the growth the Company has experienced in its loan portfolio is one factor that may result in additional provisions for loan losses being needed in future quarters.

Noninterest Income

Total noninterest income for the three months ended December 31, 2016, excluding securities gains, totaled $5.0 million, an increase of 21.7% from the $4.1 million earned in the same period in 2015. For the year ended December 31, 2016, noninterest income, excluding securities gains, totaled $18.3 million, a $1.1 million increase, or 6.2%, compared to the same period in 2015. Mortgage banking activities generated revenue of $1.0 million and $3.4 million for the three months and year ended December 31, 2016, compared to $597 thousand and $2.7 million for the corresponding periods in 2015.

Favorable interest rate conditions have supported increased new home purchases and refinance activity resulting in the increase in mortgage banking revenues for during the year. Trust department, investment management and brokerage income totaled $1.8 million and $7.0 million for the three months and year ended December 31, 2016, and represented 12.8% and 6.1% increases in the three and twelve month periods, respectively. Wheatland Advisors, Inc., acquired in December 2016, made a modest contribution to this increase. Other income totaled $770 thousand and $2.4 million for the three months and year ended December 31, 2016, representing an increase of 36.3% and a decrease of 8.3% from the $565 thousand and $2.7 million earned in the same periods in 2015. The largest driver of the year over year decrease in other income is lower gains on sale of USDA and SBA loans.

Securities gains totaled $0 and $1.4 million for the three months and twelve months ended December 31, 2016, compared to $13 thousand and $1.9 million for the same periods in 2015. For all periods in which securities were sold, asset/liability management strategies and interest rate conditions resulted in gains on sales of securities, as market conditions presented opportunities to accelerate earnings on securities through gains, while also meeting the funding requirements of current and anticipated lending activity.

Noninterest Expenses

Noninterest expenses totaled $12.5 million and $48.1 million for the three and twelve months ended December 31, 2016, compared to $11.2 million and $44.6 million for the corresponding prior year periods. Salaries and employee benefits totaled $7.1 million and $26.4 million for the three and twelve months ended December 31, 2016, compared to $5.9 million and $24.1 million for the same periods in 2015. The primary driver of the higher expenses in 2016 was the addition of new, primarily customer-facing, employees in markets where the Company has focused on for expansion. Other drivers were increases in medical costs and compensation related to share-based awards granted in 2016.

Consistent with the Bank’s recent growth strategy in which new facilities were acquired in Berks, Cumberland, Dauphin and Lancaster counties, the Bank has experienced increases in occupancy, furniture and equipment expenses. For the three and twelve months ended December 31, 2016, these costs totaled $1.7 and $5.8 million, compared to $1.3 million and $5.3 million for the corresponding periods in 2015.

Advertising and bank promotion expense decreased slightly from $524 thousand for the three months ended December 31, 2015 to $473 thousand for the same period in 2016. For the twelve months ended December 31, 2016, advertising and bank promotion expenses totaled $1.7 million, a $153 thousand increase from the corresponding period in 2015. The increase in the annual amount is primarily due to $100 thousand of incremental Educational Improvement Tax Credit (“EITC”) contributions that carried over to the first quarter of 2016, and increased expenditures related to brand marketing and expansion in new markets.

In the third quarter of 2016, the Federal Deposit Insurance Corporation ("FDIC") lowered the assessment rate on banks requiring their insurance, given the surplus accumulated in its fund. The Company benefited from the lower assessment, which lowered the cost of FDIC insurance to $177 thousand and $775 thousand for the three and twelve months ended December 31, 2016, compared to $228 thousand and $859 thousand for the same periods in 2015.

Professional services for the three and twelve months ended December 31, 2016 totaled $507 thousand and $2.2 million, and decreased from $635 thousand and $2.7 million for the corresponding periods in the prior year. In 2015, the Company had higher than normal legal expenses as it attended to legal matters, including outstanding litigation and a confidential investigation by the Securities and Exchange Commission (“SEC”). The SEC matter settled in September 2016 and legal services associated with it have been less than the 2015 levels.

Taxes other than income totaled $173 thousand and $767 thousand for the three and twelve months ended December 31, 2016, representing a decrease of $52 thousand and $149 thousand for the three and twelve month periods compared to the same periods in 2015. The decrease is due to timing of incremental EITC contributions made in 2016 vs. 2015 which generated a corresponding $90 thousand credit on the Pennsylvania Bank Shares Tax liability.

For the year ended December 31, 2016, the Company recorded a $1 million civil money penalty, due as a requirement under a settlement agreement with the SEC. This amount was accrued in June and paid in September of 2016.

Income Taxes

Income tax expense totaled $275 thousand and $1.3 million for the three and twelve months ended December 31, 2016, compared to $136 thousand and $1.6 million for the same periods in 2015. The Company’s effective tax rate is significantly less than the federal statutory rate of 35.0% principally due to tax-exempt income, including interest earned on tax-exempt loans and securities, and earnings on the cash surrender value of life insurance policies. The effective tax rate for the twelve months ended December 31, 2016 was 16.0%, compared to 17.2% for the twelve months ended December 31, 2015. The lower effective tax rate for the year ended December 31, 2016 compared to 2015 is primarily the result of a larger percentage of tax-exempt income to total income.

FINANCIAL CONDITION

Assets totaled $1.4 billion at December 31, 2016, an increase of $60.4 million from September 30, 2016 and $121.7 million, or 9.4%, from December 31, 2015. Securities available for sale increased from $394.1 million at December 31, 2015 to $400.2 million at December 31, 2016. The Company has experienced loan growth in both its core markets and new markets. Deposit growth in the fourth quarter was $19.1 million, which combined with additional borrowings during the quarter, funded the growth in loans and securities.

Gross loans, excluding those held for sale, totaled $883.4 million at December 31, 2016, an increase of $101.7 million, or 13.0%, from $781.7 million at December 31, 2015. In comparison to September 30, 2016’s loan balance of $847.1 million, loans increased $36.3 million, or 4.3%.

A summary of loan balances, by loan class within segments, is as follows at December 31, 2016, and December 31, 2015:

(Dollars in thousands)	December 31, 2016	December 31, 2015

Commercial real estate:
Owner-occupied	$112,295	$103,578
Non-owner occupied	206,358	145,401
Multi-family	47,681	35,109
Non-owner occupied residential	62,533	54,175
Acquisition and development:
1-4 family residential construction	4,663	9,364
Commercial and land development	26,085	41,339
Commercial and industrial	88,465	73,625
Municipal	53,741	57,511
Residential mortgage:
First lien	139,851	126,022
Home equity – term	14,248	17,337
Home equity – lines of credit	120,353	110,731
Installment and other loans	7,118	7,521
	$883,391	$781,713

Growth was experienced in several loan segments from December 31, 2015 to December 31, 2016, with the largest increase in the commercial real estate segment, which grew by $90.6 million. This growth included loans previously classified as construction that were converted to fully amortizing upon completion of the projects. The Company continues to grow in both core markets and new markets through expansion in the sales force and capitalizing on continued market disruption.

Total deposits were $1.2 billion at December 31, 2016, an 11.7% increase from December 31, 2015. Noninterest-bearing deposits increased $19.4 million, or 14.7%, from December 31, 2015 to December 31, 2016 and totaled $150.7 million at December 31, 2016. Interest-bearing deposits totaled $1.0 billion at December 31, 2016, an 11.2% increase from December 31, 2015. The Company has been able to gather both noninterest-bearing and interest-bearing deposit relationships from enhanced cash management offerings delivered by its expanded sales workforce.

Shareholders’ Equity

Shareholders’ equity totaled $134.9 million at December 31, 2016, an increase of $1.8 million, or 1.4%, from $133.1 million at December 31, 2015. This increase was primarily the result of net income of $6.6 million for the twelve months ended December 31, 2016 offset by a decrease in accumulated other comprehensive income (loss), net of tax, of $2.4 million for the twelve months ended December 31, 2016, and by dividends declared on common stock and treasury stock repurchases.

On September 14, 2015, the Board of Directors authorized a stock repurchase plan in which the Company may repurchase up to approximately 416,000 shares in the open market. As of December 31, 2016, 82,725 shares had been repurchased under the plan at a total cost of $1.4 million. No shares were repurchased during the quarter ended December 31, 2016.

Asset Quality

Nonperforming and other risk assets, defined as nonaccrual loans, restructured loans, loans past due 90 days or more and still accruing, and other real estate owned totaled $8.3 million at December 31, 2016, a decrease of $9.8 million, or 54.0%, from December 31, 2015.

The allowance for loan losses totaled $12.8 million at December 31, 2016, a decrease of $793 thousand from $13.6 million at December 31, 2015, due to net charge-offs for the period, partially offset by a $250 thousand provision for loan losses. The allowance for loan losses to nonperforming loans totaled 181.4% at December 31, 2016 compared to 82.0% at December 31, 2015, and the allowance for loan losses to nonperforming and restructured loans still accruing totaled 160.2% at December 31, 2016, compared to 78.2% at December 31, 2015. Management believes the allowance for loan losses to total loans ratio remains adequate at 1.45% as of December 31, 2016.

ORRSTOWN FINANCIAL SERVICES, INC.
Operating Highlights (Unaudited):
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share data)	2016	2015	2016	2015

Net income	$1,928	$1,449	$6,628	$7,874
Diluted earnings per share	$0.24	$0.18	$0.81	$0.97
Dividends per share	$0.09	$0.08	$0.35	$0.22
Return on average assets	0.56%	0.45%	0.50%	0.64%
Return on average equity	5.58%	4.31%	4.80%	5.99%
Net interest income	$9,710	$8,708	$36,545	$34,334
Net interest margin	3.20%	3.08%	3.14%	3.14%

ORRSTOWN FINANCIAL SERVICES, INC.
Balance Sheet Highlights (Unaudited):
	December 31,	December 31,
(Dollars in thousands, except per share data)	2016	2015

Assets	$1,414,504	$1,292,816
Loans, gross	883,391	781,713
Allowance for loan losses	(12,775)	(13,568)
Deposits	1,152,452	1,032,167
Shareholders' equity	134,859	133,061
Book value per share	16.28	16.08

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,	December 31,
(Dollars in thousands)	2016	2015
Assets
Cash and cash equivalents	$30,273	$28,340
Securities available for sale	400,154	394,124

Loans held for sale	2,768	5,917

Loans	883,391	781,713
Less: Allowance for loan losses	(12,775)	(13,568)
Net loans	870,616	768,145

Premises and equipment, net	34,871	23,960
Other assets	75,822	72,330
Total assets	$1,414,504	$1,292,816

Liabilities
Deposits:
Noninterest-bearing	$150,747	$131,390
Interest-bearing	1,001,705	900,777
Total deposits	1,152,452	1,032,167
Borrowings	112,027	113,651
Accrued interest and other liabilities	15,166	13,937
Total liabilities	1,279,645	1,159,755

Shareholders' Equity
Common stock	437	435
Additional paid - in capital	124,935	124,317
Retained earnings	11,669	7,939
Accumulated other comprehensive income (loss)	(1,165)	1,199
Treasury stock	(1,017)	(829)
Total shareholders' equity	134,859	133,061
Total liabilities and shareholders' equity	$1,414,504	$1,292,816

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except share data)	2016	2015	2016	2015
Interest and dividend income
Interest and fees on loans	$8,910	$7,810	$33,916	$30,798
Interest and dividends on investment securities	2,165	2,144	8,046	7,837
Total interest and dividend income	11,075	9,954	41,962	38,635
Interest expense
Interest on deposits	1,186	1,070	4,811	3,606
Interest on borrowings	179	176	606	695
Total interest expense	1,365	1,246	5,417	4,301
Net interest income	9,710	8,708	36,545	34,334
Provision for loan losses	0	0	250	(603)
Net interest income after provision for loan losses	9,710	8,708	36,295	34,937

Noninterest income
Service charges on deposit accounts	1,400	1,353	5,445	5,226
Trust department, investment management and brokerage income	1,768	1,568	7,024	6,623
Mortgage banking activities	1,031	597	3,412	2,747
Other income	770	565	2,438	2,658
Investment securities gains	0	13	1,420	1,924
Total noninterest income	4,969	4,096	19,739	19,178

Noninterest expenses
Salaries and employee benefits	7,052	5,947	26,370	24,056
Occupancy, furniture and equipment	1,709	1,302	5,826	5,282
Data processing	692	453	2,378	2,026
Advertising and bank promotions	473	524	1,717	1,564
FDIC insurance	177	228	775	859
Professional services	507	635	2,182	2,702
Collection and problem loan	51	141	238	447
Real estate owned	44	46	239	162
Taxes other than income	173	225	767	916
Regulatory settlement	0	0	1,000	0
Other operating expenses	1,598	1,718	6,648	6,593
Total noninterest expenses	12,476	11,219	48,140	44,607
Income before income tax	2,203	1,585	7,894	9,508
Income tax expense	275	136	1,266	1,634
Net income	$1,928	$1,449	$6,628	$7,874

Per share information:
Basic earnings per share	$0.24	$0.18	$0.82	$0.97
Diluted earnings per share	0.24	0.18	0.81	0.97
Dividends per share	0.09	0.08	0.35	0.22
Diluted weighted-average shares of common stock outstanding	8,157,164	8,136,442	8,145,456	8,141,600

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis (Unaudited)

	Three Months Ended
	December 31, 2016			December 31, 2015
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$9,081	$22	0.96%	$12,967	$17	0.52%
Securities	388,289	2,404	2.46	400,827	2,365	2.34
Loans	868,222	9,133	4.18	771,830	8,075	4.15
Total interest-earning assets	1,265,592	11,559	3.63	1,185,624	10,457	3.50
Other assets	104,726			89,502
Total	$1,370,318			$1,275,126
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$613,587	$333	0.22	$507,725	$236	0.18
Savings deposits	91,238	37	0.16	84,429	34	0.16
Time deposits	274,525	816	1.18	301,575	800	1.05
Short-term borrowings	67,607	75	0.44	73,610	69	0.37
Long-term debt	24,211	104	1.71	24,540	107	1.73
Total interest-bearing liabilities	1,071,168	1,365	0.51	991,879	1,246	0.50
Noninterest-bearing demand deposits	148,403			137,925
Other	13,357			11,824
Total Liabilities	1,232,928			1,141,628
Shareholders' Equity	137,390			133,498
Total	$1,370,318			$1,275,126
Net interest income (FTE)/net interest spread		10,194	3.12%		9,211	3.00%
Net interest margin			3.20%			3.08%
Tax-equivalent adjustment		(484)			(503)
Net interest income		$9,710			$8,708

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable equivalent basis assuming a 34% tax rate in 2016 and a 35% tax rate in 2015.
(2) For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis (Unaudited)

	Twelve Months Ended
	December 31, 2016			December 31, 2015
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$31,452	$208	0.66%	$18,901	$81	0.43%
Securities	360,355	8,779	2.44	381,668	8,326	2.18
Loans	833,265	34,884	4.19	746,679	31,881	4.27
Total interest-earning assets	1,225,072	43,871	3.58	1,147,248	40,288	3.51
Other assets	100,078			86,301
Total	$1,325,150			$1,233,549
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$565,524	$1,195	0.21	$500,474	$908	0.18
Savings deposits	90,272	144	0.16	85,068	136	0.16
Time deposits	289,574	3,472	1.20	263,414	2,562	0.97
Short-term borrowings	56,387	187	0.33	85,262	295	0.35
Long-term debt	24,335	419	1.72	22,522	400	1.78
Total interest-bearing liabilities	1,026,092	5,417	0.53	956,740	4,301	0.45
Noninterest-bearing demand deposits	147,473			134,040
Other	13,612			11,316
Total Liabilities	1,187,177			1,102,096
Shareholders' Equity	137,973			131,453
Total	$1,325,150			$1,233,549
Net interest income (FTE)/net interest spread		38,454	3.05%		35,987	3.06%
Net interest margin			3.14%			3.14%
Tax-equivalent adjustment		(1,909)			(1,653)
Net interest income		$36,545			$34,334

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable equivalent basis assuming a 34% tax rate in 2016 and a 35% tax rate in 2015.
(2) For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ORRSTOWN FINANCIAL SERVICES, INC.
Nonperforming Assets / Risk Elements (Unaudited)

	December 31,	September 30,	December 31,
(Dollars in thousands)	2016	2016	2015

Nonaccrual loans (cash basis)	$7,043	$13,552	$16,557
Other real estate (OREO)	346	719	710
Total nonperforming assets	7,389	14,271	17,267
Restructured loans still accruing	930	901	793
Loans past due 90 days or more and still accruing	0	39	24
Total nonperforming and other risk assets	$8,319	$15,211	$18,084

Loans 30-89 days past due	$1,218	$1,401	$2,532

Asset quality ratios:
Total nonperforming loans to total loans	0.80%	1.60%	2.12%
Total nonperforming assets to total assets	0.52%	1.05%	1.34%
Total nonperforming assets to total loans and OREO	0.84%	1.68%	2.21%
Total risk assets to total loans and OREO	0.94%	1.79%	2.31%
Total risk assets to total assets	0.59%	1.12%	1.40%

Allowance for loan losses to total loans	1.45%	1.64%	1.74%
Allowance for loan losses to nonperforming loans	181.39%	102.20%	81.95%
Allowance for loan losses to nonperforming and restructured loans still accruing	160.23%	95.83%	78.20%

ORRSTOWN FINANCIAL SERVICES, INC.
Roll Forward of Allowance for Loan Losses (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2016	2015	2016	2015

Balance at beginning of period	$13,850	$13,537	$13,568	$14,747
Provision for loan losses	0	0	250	(603)
Recoveries	60	102	679	926
Charge-offs	(1,135)	(71)	(1,722)	(1,502)
Balance at end of period	$12,775	$13,568	$12,775	$13,568

About the Company

With over $1.4 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiaries, Orrstown Bank and Wheatland Advisors, Inc., provide a wide range of consumer and business financial services through 26 banking and financial advisory offices in Berks, Cumberland, Dauphin, Franklin, Lancaster and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com. For more information about Wheatland Advisors, Inc., visit www.wheatlandadvisors.com.

Cautionary Note Regarding Forward-looking Statements:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including, without limitation, our ability to integrate additional teams across all business lines as we continue our expansion into Dauphin, Lancaster and Berks counties and fill a void created in the community banking space from the disruption caused by the acquisition of several competitors, and our belief that we are positioned to create additional long-term shareholder value from these expansion initiatives.

Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that we will be able to continue to successfully execute on our strategic expansion east into Dauphin, Lancaster and Berks counties, take advantage of market disruption, and experience sustained growth in loans and deposits. Factors that could cause actual results to differ from those expressed or implied by the forward looking statements include, but are not limited to, the following: ineffectiveness of the Company's business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatilities in the securities markets; deteriorating economic conditions; the integration of the Company's strategic acquisitions; and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and in other filings made with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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